Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

MONOTYPE IMAGING HOLDINGS INC.,

as Parent,

IMAGING HOLDINGS CORP.,

MONOTYPE IMAGING INC.,

and

INTERNATIONAL TYPEFACE CORPORATION,

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders,

and

WELLS FARGO FOOTHILL, INC.,

as the Arranger and Administrative Agent

Dated as of July 30, 2007

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(continued)

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule M-1	Material Contracts
Schedule P-1	Permitted Holders
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent (Closing Date)
Schedule 3.6(b)	Intellectual Property
Schedule 4.3	Locations of Inventory and Equipment
Schedule 4.4(a)	Jurisdictions of Organization
Schedule 4.4(b)	Chief Executive Offices
Schedule 4.4(c)	Organizational Identification Numbers
Schedule 4.4(d)	Commercial Tort Claims
Schedule 4.5(b)	Capitalization of Parent, each Borrower and their Subsidiaries
Schedule 4.5(c)	Capitalization of Parent’s and Borrowers’ Subsidiaries
Schedule 4.7	Litigation
Schedule 4.10(a)	ERISA Plans
Schedule 4.10(d)	ERISA Exceptions
Schedule 4.11	Environmental Matters
Schedule 4.14	Deposit Accounts and Securities Accounts
Schedule 4.16	Permitted Indebtedness
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of July 30, 2007, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), MONOTYPE IMAGING HOLDINGS INC., a Delaware corporation (“Parent”), IMAGING HOLDINGS CORP., a Delaware corporation (“Imaging Holdings”), MONOTYPE IMAGING INC., a Delaware corporation (“Monotype Imaging”), and INTERNATIONAL TYPEFACE CORPORATION, a New York corporation (“Typeface”).

WITNESSETH

WHEREAS, Imaging Holdings, Monotype Imaging, Typeface, certain lenders and Wells Fargo Foothill, Inc., as the administrative agent for such lenders (the “Original Lenders”), are parties to a Credit Agreement dated as of November 5, 2004 (as amended, amended and restated, supplemented or otherwise modified, the “Original Credit Agreement”); and

WHEREAS, the parties hereto desire to amend, restate and modify, but not extinguish, the Original Credit Agreement in its entirety as hereinafter set forth; and

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis unless the context clearly requires otherwise.

1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or in the case of Bank Products, the cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6. Pro Forma Effect of Permitted Acquisitions. As of any date of determination, for purposes of determining the Leverage Ratio (and any financial calculations required to be made or included within such ratio), the calculation of such ratio and other financial calculations shall include the effect of any Permitted Acquisitions by Parent or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) occurring as of or prior to such date of determination, as determined by Parent on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such Permitted Acquisition in each case calculated in accordance with Regulation S-X of the Securities Act and any successor statute (and, additionally, to include any additional adjustments as may be reasonably acceptable to the Agent) as if it had occurred on the first day of the relevant period.

2.	LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances.

(a) On the Original Closing Date, certain Original Lenders agreed to make Advances to Borrowers in accordance with the terms of the Original Credit Agreement. Immediately prior to the Closing Date, the Aggregate Revolver Commitment of the Original Lenders was $10,000,000. Subject to the terms and conditions set forth herein, on the Closing Date, each Lender with an Additional Revolver Commitment hereby approves an increase in its Revolver Commitment (the “Additional Revolver Commitment”) in the amount set forth opposite its name on Schedule C-1. Subject to the terms and conditions of this Agreement, after the effectiveness of this Agreement, the Additional Revolver Commitment shall be treated as part of the Revolver Commitment without any requirement for additional documentation.

(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the result of (i) the Maximum Revolver Amount less (ii) the Bank Product Reserve.

(c) Lenders shall have no obligation to make additional Advances to the extent such additional Advances would cause the sum of (i) the Revolver Usage, plus (ii) the Bank Product Reserve to exceed the Maximum Revolver Amount.

(d) Amounts borrowed pursuant to this Section 2.1, may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2. Term Loan.

(a) On the Original Closing Date and on several dates subsequent thereto, certain Original Lenders made (severally, not jointly or jointly and severally) term loans (collectively, the “Original Term Loan”) to certain of the Borrowers. Immediately prior to the Closing Date, the aggregate outstanding principal amount of the Original Term Loan was $128,432,175 (the “Original Term Loan Amount”).

(b) Subject to the terms and conditions set forth herein, on the Closing Date, each Lender with an Additional Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (the “Additional Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Additional Term Loan Amount. Subject to the terms and conditions of this Agreement, after the effectiveness of this Agreement, the Additional Term Loan Commitment shall be treated as part of the Term Loan Commitment without any requirement for additional documentation.

(c) Notwithstanding anything to the contrary contained in this Agreement, Administrative Borrower shall have the option to request no more than three times, during the term of this Agreement that the Total Commitment be increased by up to $40,000,000 (the “Optional Term Loan Commitment Increase”), from $160,000,000 to a maximum amount of $200,000,000. Each request for an Optional Term Loan Commitment Increase shall be in an amount not less than $10,000,000. An Optional Term Loan Commitment Increase shall be available only if (A) immediately prior to and after giving effect to the Optional Term Loan Commitment Increase, no Default or Event of Default has occurred and is continuing, (B) Borrowers have paid all fees associated with the Optional Term Loan Commitment Increase required under the Loan Documents, (C) each Lender in its sole discretion shall consent to the Optional Term Loan Commitment Increase, (D) Agent shall consent to any new Lender (such consent is not to be unreasonably withheld) and (E) receipt of credit approval from Agent and each Lender participating in the Optional Term Loan Commitment Increase shall have been received for the amount of its Pro Rata Share of the Optional Term Loan Commitment Increase; provided, that no Lender is required to participate in the Optional Term Loan Commitment Increase unless such Lender has received the required credit approval. Any request made pursuant to this Section 2.2(c) must be submitted in writing (such writing to reflect the effective date (which shall be no less than ten (10) Business Days following the date of such writing) and dollar amount of the Optional Term Loan Commitment Increase) to Agent by Administrative Borrower and contain a representation as to the absence of all Defaults and Events of Default (the “Increase Request”). Promptly upon receipt of the Increase Request, Agent shall confirm whether the Increase Request shall be granted to Administrative Borrower. In the event that the Increase Request is granted, upon its effectiveness Schedule C-1 shall, without further action, be deemed to have been amended appropriately to reflect the Optional Term Loan Commitment Increase of each Lender with a Optional Term Loan Commitment that is participating in such Optional Term Loan Commitment Increase agrees (severally, not jointly or jointly and severally) to make term loans (each an, “Optional Term Loan,” and collectively with all other Optional Term Loans, the Original Term Loan and the Additional Term Loan, the “Term Loan”) to Borrowers in an amount equal to such Lender’s Optional Term Loan Commitment. Subject to the terms and conditions of this Agreement, at any time after the effectiveness of an Optional Term Loan Commitment Increase, the Optional Term Loan Commitment Increase shall be treated as part of the Term Loan Commitment without any requirement for additional documentation.

(d) The Term Loan shall be repaid in monthly installments, beginning on the first day of the first month following the Closing Date in an amount equal to $1,166,667 per month (or upon the effectiveness of an Optional Term Loan Commitment Increase, a monthly amount equal to 1/12th of 10% per annum of the principal amount of the Term Loan after giving effect to all Optional Term Loan Commitment Increases), plus accrued and unpaid interest on such amounts, such installments to be due and payable on the first day of each month, continuing until and including the Maturity Date, on which date the unpaid balance of the Term Loan would be due and payable in full. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations. Once any portion of the Term Loan has been paid or prepaid, it may not be reborrowed.

2.3. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $2,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender; as a Lender, shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Borrowers’ Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account. Subject to the provisions of Section 2.3(d)(i), Swing Lender as a Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the

Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Revolver Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way, except to the extent provided under subclause (d)(ii) above.

(iv) Notwithstanding anything to the contrary contained in this Agreement, (A) the aggregate principal amount of Protective Advances and Overadvances outstanding at any time shall not exceed $5,000,000 and (B) in no event shall the sum of (1) the Revolver Usage, plus (2) the then outstanding principal amount of Protective Advances, plus (3) the then outstanding principal amount of Overadvances exceed the Maximum Revolver Amount.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their respective Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein: (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the

Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their respective Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent shall record on its books the principal amount of the Advances (or portion of the Term Loan, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including any agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates. Except as provided in Section 2.4(b)(iii), all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(A) first, ratably to pay any Lender Group Expenses then due to Agent or any of the Lenders under the Loan Documents, until paid in full,

(B) second, ratably to pay any fees or premiums then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents, until paid in full,

(C) third, to pay interest due in respect of all Protective Advances, until paid in full,

(D) fourth, to pay the principal of all Protective Advances, until paid in full,

(E) fifth, ratably to pay interest due in respect of the Advances (other than Protective Advances), the Swing Loans, and the Term Loan, until paid in full,

(F) sixth, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration or maturity thereof) in respect of the Term Loan, until paid in full,

(G) seventh, to pay the principal of all Swing Loans, until paid in full,

(H) eighth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Parent, any Borrower or any of their respective Subsidiaries in respect of Bank Products, until paid in full,

(I) ninth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances, until paid in full,

(J) tenth, if an Event of Default has occurred and is continuing, then ratably (i) to pay the principal of all Advances, until paid in full, and (ii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the obligations of Parent, Borrowers and their respective Subsidiaries in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted,

(K) eleventh, (i) if an Event of Default has occurred and is continuing and the Term Loan has been accelerated or has matured, to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full, or (ii) if an Event of Default has occurred and is continuing, but the Term Loan has not been accelerated and has not matured, to Agent, to be deposited into a cash collateral account in the name of Agent, which funds shall be applied (x) to the outstanding principal balance of the Term Loan upon the acceleration or maturity of the Term Loan, and (y) to pay all principal amounts then due and payable (other than as a result of an acceleration or maturity thereof) in respect of the Term Loan, until paid in full,

(L) twelfth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure the obligations of Parent, Borrowers and their respective Subsidiaries in respect of Bank Products, but excluding the outstanding principal balance of the Term Loan to the extent provided in clause (K) above), and

(M) thirteenth to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest (and specifically including interest and default interest accrued after the commencement of any Insolvency Proceeding), interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Prepayments. All prepayments under this Section shall be made in accordance with Section 2.4(a).

(i) Optional Prepayments of the Term Loan. Borrowers may voluntarily prepay the Term Loan in full or in part at any time upon ten (10) Business Days prior written notice to the Agent.

(ii) Optional Reductions of the Revolver Commitment. Borrowers may voluntarily reduce the Revolver Commitment and the Maximum Revolver Amount in full or in part at any time upon ten (10) Business Days prior written notice to the Agent so long as (A) the Revolver Usage does not exceed the Revolver Commitment and the Maximum Revolver Amount as so modified and (B) such reduction would not result in the Revolver Commitment being less than $3,000,000.

(iii) Mandatory Prepayments.

(A) Borrowers shall immediately prepay the outstanding principal amount of the Term Loan in the event that the Revolver Commitment is terminated for any reason.

(B) Subject to Section 5.8, upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in an aggregate amount in excess of $500,000 (other than proceeds of insurance with respect to which the proviso to Section 5.8(b) would otherwise be applicable) in any fiscal year of Parent and its Subsidiaries, Borrowers shall prepay the outstanding principal of the Term Loan and the Advances in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(C) Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of Stock, or the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Term Loan and the Advances in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; provided, that notwithstanding the foregoing, Borrowers shall not be required to make a prepayment under this Section 2.4(c)(iii)(C) with any of the Net Cash Proceeds received in connection with capital contributions to Borrowers from the proceeds of (i) Parent’s initial public offering or (ii) one or more secondary public offerings of Parent on or prior to June 30, 2008 in an aggregate amount not to exceed $30,000,000. The provisions of this subsection (C) shall not be deemed to be implied consent to any issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(D) If the Leverage Ratio as of the most recent fiscal year of Parent then ended (determined based upon the audited annual financial statements and annual Compliance Certificate delivered to Agent pursuant to Section 5.3) was greater than or equal to 2.00:1.00, then within 5 days of delivery to Agent and Lenders of such audited annual financial statements pursuant to Section 5.3, commencing with the delivery to Agent and Lenders of the audited annual financial statements for the fiscal year ended December 31, 2007 or, if such audited annual financial statements are not delivered to Agent and Lenders on the date such audited annual financial statements are required to be delivered pursuant to Section 5.3, 5 days after the date such audited annual financial statements are required to be delivered to Agent and Lenders pursuant to Section 5.3, Borrowers shall prepay the outstanding principal amount of the Term Loan and the Advances in accordance with Section 2.4(d) in an amount equal to 50% of the Excess Cash Flow of Parent, Borrowers and their respective Subsidiaries for such fiscal year.

(E) Immediately upon the receipt by Borrowers or any of their Subsidiaries of the proceeds of any voluntary or involuntary sale or disposition by Borrowers or any of their Subsidiaries of property or assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c) or (d) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof)

received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries, (C) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Borrowers and their Subsidiaries shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Borrowers and their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(d). Nothing contained in this Section 2.4(c)(iii)(E) shall permit Borrowers or any of their Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(d) Application of Mandatory Prepayments.

(i) Each prepayment pursuant to subclause (c)(iii)(B) above shall, subject to Section 5.8, be applied, first, to the outstanding principal amount of the Term Loan, until paid in full, and second, to the outstanding principal amount of the Advances (together with a corresponding reduction in the Revolver Commitment and the Maximum Revolver Amount), until paid in full.

(ii) Each prepayment pursuant to subclause (c)(iii)(C) above shall be applied, first, to the outstanding principal amount of the Term Loan, until paid in full, and second, to the outstanding principal amount of the Advances (together with a corresponding reduction in the Revolver Commitment and the Maximum Revolver Amount), until paid in full.

(iii) Each prepayment pursuant to subclause (c)(iii)(D) above shall be applied, first, to the outstanding principal amount of the Term Loan, until paid in full, and second, to the outstanding principal amount of the Advances (together with a corresponding reduction in the Revolver Commitment and the Maximum Revolver Amount), until paid in full.

(iv) Each prepayment pursuant to subclause (c)(iii)(E) above shall be applied, first, to the outstanding principal amount of the Term Loan, until paid in full, and second, to the outstanding principal amount of the Advances (together with a corresponding reduction in the Revolver Commitment and the Maximum Revolver Amount), until paid in full.

(e) Interest and Fees; Application of Prepayments of the Term Loan and Reduction of the Revolver Commitment. Any prepayment of the Term Loan or reduction of the Revolver Commitment made pursuant to Section 2.4(c) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment and (ii) the Applicable Prepayment Premium, other than with respect to (A) mandatory prepayments made pursuant to Section 2.4(c)(iii)(D) and (B) voluntary prepayments made pursuant to Section 2.4(c)(i) or

Section 2.4(c)(ii) to the extent that such voluntary prepayments are made with the proceeds of Excess Cash Flow (to the extent such Excess Cash Flow was not used to make a mandatory prepayment under Section 2.4(c)(iii)(D)). All prepayments of the Term Loan shall be applied (x) fifty percent (50%) to reduce the principal payments thereof coming due in the next twelve months and (y) any remaining amounts to the remaining installments thereof in the inverse order of maturity.

(f) Cumulative Prepayments. Except as otherwise expressly provided in Section 2.4(c), payments with respect to any subsection of Section 2.4(c) are in addition to payments made or required to be made under any other subsection of Section 2.4(c).

2.5. Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.2(c) is greater than any of the limitations set forth in Section 2.1 or Section 2.2(c), as applicable (an “Overadvance”), Borrowers immediately shall, except as otherwise arranged in accordance with the terms of Section 2.3(d)(ii), pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6. Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(b) below, all Obligations (except for Bank Product Obligations), whether or not charged to the Loan Account pursuant to the terms hereof, shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a portion of the Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (iii) if the relevant Obligation is a portion of the Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin, and (iv) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations (except for Bank Product Obligations), whether or not charged to the Loan Account pursuant to the terms hereof, shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.

(c) Payment. Except as provided to the contrary in Section 2.11, interest and all fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees and costs provided for in Section 2.11 (as and when accrued or incurred and due and payable), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loan and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder; provided, however, that, with respect to any Lender Group Expense greater than $100,000, Agent shall, concurrently with charging such amount to Borrowers’ Loan Account, provide notice of such charge to Administrative Borrower. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7. Cash Management.

(a) The Loan Parties shall and shall cause each of their Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their respective Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to the Loan Parties or their respective Subsidiaries) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and the applicable Loan Party, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by the applicable Loan Party or its Subsidiaries, as applicable, (ii) the Cash Management

Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of the Agent (an “Activation Instruction”), it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account. Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, the applicable Loan Party or its Subsidiary, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. The Loan Parties (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8. Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the applicable Loan Party shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9. Designated Account. Agent is authorized to make the Advances and the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(c). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10. Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest and fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 60 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11. Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12. Intentionally Omitted.

2.13. LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable monthly in accordance with Section 2.6(c). On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances or the Term Loan bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, on Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Conversion and Prepayments. Borrowers may convert the LIBOR Rate Loans to Base Rate Loans or prepay the LIBOR Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their respective Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in laws imposing tax on the overall net income of a Lender, including taxes in lieu of net income taxes such as franchise or branch profits taxes to the extent that such taxes are based on the overall net income of a Lender) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (x) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, (y) convert the LIBOR Rate Loans into Base Rate Loans, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (in the case of each of clauses (y) and (z), together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14. Capital Requirements. If, after the date hereof, any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof (such notice to be delivered by such Lender within 120 days after such Lender becomes aware of any event described in clause (a) or (b) of this Section 2.14). Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, Agent or any Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of law or otherwise.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Collateral pledged by Borrowers.

(ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.

(i) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

2.16. Registration of Notes. Agent (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(h), the assigning Lender), on behalf of Borrowers, agrees to record each Term Loan on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(h), a register comparable to the Register) referred to in Section 13.1(h). Each Term Loan recorded on the Register (or comparable register) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Term Loan, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(h) (a “Registered Note”), payable to the order of such Lender and otherwise duly completed. Once recorded on the Register (or comparable register), each Term Loan may not be removed from the Register (or comparable register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.17. Securitization. Each Borrower hereby acknowledges that each Lender with a Term Loan and each of its Affiliates and Related Funds may sell or securitize the Term Loan (a “Securitization”) through the pledge of the Term Loan as collateral security for loans to such Lender or its Affiliates or Related Funds or through the sale of the Term Loan or the issuance of direct or indirect interests in the Term Loan, which loans to such Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody’s, S&P’s or one or more other rating agencies (the “Rating Agencies”). Each Borrower agrees to cooperate with such Lenders and their Affiliates and Related Funds to effect the Securitization including, without limitation, by (a) executing such additional documents, as reasonably requested by such Lenders in connection with the Securitization, provided that (i) any such additional documentation does not impose material additional costs on Borrowers, and (ii) any such additional documentation does not materially adversely affect the rights, or increase the obligations, of such Borrower under the Loan Documents or change or affect in a manner adverse to such Borrower the financial terms of the Term Loan, (b) providing such information as may be reasonably requested by such Lenders in connection with the rating of the Term Loan or the Securitization, and (c) providing in connection with any rating of the Term Loan, a certificate (i) agreeing to indemnify such Lenders and any of their Affiliates and Related Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which such Lenders or any of their Affiliates or Related Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon a breach of the representation and warranty contained in Section 4.15, and (ii) agreeing to reimburse such Lenders and their Affiliates and Related Funds, and such Securitization Parties, for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities. Notwithstanding the foregoing, this Section 2.17 is subject to Agent’s and the Required Lenders’ rights and obligations under Sections 13 and 14 hereof in all respects and, in the event of a direct conflict between this Section 2.17 and any provision of Section 13 or 14 with respect to Agent’s and the Required Lenders’ rights and obligations, it is the intent of the parties that the applicable provision of Section 13 or 14 shall control and govern.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2. Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates;

(d) no Material Adverse Change shall have occurred; and

(e) all United States federal taxes of Parent, Borrowers and their respective Subsidiaries then due and payable by, or imposed, levied or assessed against, such Persons shall have been paid in full before delinquency or before the expiration of any extension period.

3.3. Term. This Agreement shall continue in full force and effect for a term ending on the fifth anniversary of the Closing Date (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4. Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations and all Bank Product Obligations) immediately shall become due and payable without notice or demand (including Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Parent, Borrowers or their respective Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.5. Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice by Administrative Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including providing Bank Product Collateralization with respect to the then existing Bank Products to be held by Agent for the benefit of the Bank Product Providers), in full, together with the Applicable Prepayment Premium; provided, that, no more than once during the term of this Agreement, Administrative Borrower may, if such notice of termination was given in connection with the refinancing of the Obligations, rescind such notice of termination by giving written notice thereof no less than three (3) Business Days prior to the date on which the Agreement is to terminate pursuant to the terms of such notice of termination. If Borrowers have sent a notice of termination pursuant to the provisions of this Section, which notice has not been rescinded as set forth above, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including providing Bank Product Collateralization with respect to the then existing Bank Products), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Parent and each Borrower make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1. No Encumbrances. Parent, Borrowers and their respective Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2. Equipment. Each material item of Equipment of Parent, Borrowers and their respective Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.3. Location of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of Parent, Borrowers and their respective Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 4.3 (as such Schedule may be updated pursuant to Section 5.9).

4.4. Jurisdiction of Organization, Location of Chief Executive Office, Organizational Identification Number, Commercial Tort Claims.

(a) The jurisdiction of organization of Parent, Borrowers and each of their respective Subsidiaries is set forth on Schedule 4.4(a) (which Administrative Borrower may amend from time to time solely to reflect new Subsidiaries formed in accordance with Section 5.16).

(b) The chief executive office of Parent, Borrowers and each of their respective Subsidiaries is located at the address indicated on Schedule 4.4(b) (as such Schedule may be updated pursuant to Section 5.9).

(c) Parent, Borrowers’ and each of their respective Subsidiaries’ organizational identification number, if any, are identified on Schedule 4.4(c) (which Administrative Borrower may amend from time to time solely to reflect new Subsidiaries formed in accordance with Section 5.16).

(d) As of the Closing Date, Parent, Borrowers and their respective Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.4(d).

4.5. Due Organization and Qualification; Subsidiaries.

(a) Parent and each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of their organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.5(b) (which Administrative Borrower may amend from time to time solely to reflect new classes of capital Stock of Parent and new Subsidiaries formed in accordance with Section 5.16) is a complete and accurate description of the authorized capital Stock of Parent, each Borrower and their respective Subsidiaries, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.5(b) (which Administrative Borrower may amend from time to time solely to reflect new classes of capital Stock of Parent and new Subsidiaries formed in accordance with Section 5.16), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s, any Borrower’s or any of their respective Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of Parent, any Borrower or any of their respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.5(c) (which Administrative Borrower may amend from time to time solely to reflect new Subsidiaries formed in accordance with Section 5.16) is a complete and accurate list of Parent’s and each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent or the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

4.6. Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Parent and each Borrower of this Agreement and the other Loan Documents to which each is a party have been duly authorized by all necessary action on the part of Parent and such Borrower.

(b) The execution, delivery, and performance by Parent and each Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Parent or any Borrower, the Governing Documents of Parent or any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Parent or any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of Parent or any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Parent or any Borrower, other than Permitted Liens, or (iv) require any approval of Parent’s or any Borrower’s shareholders or any approval or consent of any Person under any Material Contract of Parent or any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than (i) the filing of financing statements (ii) the recording of the Copyright Security Agreement in the United States Copyright Office and the recording of the Patent Security Agreement and the Trademark Security Agreement in the United States Patent and Trademark Office, and (iii) the recordation of the Mortgages, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral, (if any), the execution, delivery, and performance by Parent and each Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement and the other Loan Documents to which Parent and each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Parent and such Borrower will be the legally valid and binding obligations of Parent and such Borrower, enforceable against Parent and such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f) The execution, delivery, and performance by each Guarantor of the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s shareholders or any approval or consent of any Person under any Material Contract of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h) Other than (i) the filing of financing statements (ii) the recording of the Copyright Security Agreement in the United States Copyright Office and the recording of the Patent Security Agreement and the Trademark Security Agreement in the United States Patent and Trademark Office, and (iii) the recordation of the Mortgages, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral, (if any), the execution, delivery, and performance by each Guarantor of the other Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.7. Litigation. Other than those matters disclosed on Schedule 4.7, there are no actions, suits, or proceedings pending or, to the best knowledge of Parent and each Borrower, threatened against Parent, any Borrower or any of their respective Subsidiaries that (a) if adversely determined, could result in a Material Adverse Change or (b) relate to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

4.8. No Material Adverse Change. All financial statements relating to Parent, Borrowers and their respective Subsidiaries that have been delivered by Parent or Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent’s, Borrowers’ and their respective Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Parent, Borrowers and their respective Subsidiaries since the later of (a) the date of the latest audited financial statements submitted to Agent on or before the Closing Date and (b) the date of the latest audited financial statements delivered to Agent pursuant to Section 5.3.

4.9. Fraudulent Transfer.

(a) Parent, each Borrower and each of their respective Subsidiaries is Solvent.

(b) No transfer of property is being made by Parent, any Borrower or any of their respective Subsidiaries and no obligation is being incurred by Parent, any Borrower or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Parent, Borrowers or any of their respective Subsidiaries.

4.10. Employee Compliance.

(a) Set forth on Schedule 4.10(a) is a complete and accurate list of all Plans that meet the definition of an “employee pension benefit plan” under Section 3(2) of ERISA and that are currently maintained or contributed to by Parent, any Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates as of the Closing Date.

(b) Parent, each Borrower, their respective Subsidiaries, and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.

(c) No ERISA Event has occurred or is reasonably expected to occur.

(d) Except to the extent required under Section 4980B of the 112.C, or as described on Schedule 4.10(d) hereto, no Plan provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of Parent, any Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

(e) As of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $250,000.

(f) Provided that the assets of the Lenders used to fund Advances and the Term Loan do not and will not constitute “plan assets” within the meaning of United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)- (D) of the IRC.

(g) All liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Agent pursuant to, Section 5.3 hereof to the extent required by GAAP or (iv) estimated in the formal notes to the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP.

(h) To the best knowledge of Parent and each Borrower, there are no circumstances which may give rise to a material liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in subsection (g) above.

(i) (i) Parent, Borrowers and their respective Subsidiaries are not and will not be a “plan” within the meaning of Section 4975(e) of the IRC, (ii) the assets of Parent, Borrowers and their respective Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §25103-101, (iii) Parent, Borrowers and their respective Subsidiaries are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) provided that the assets of the Lenders used to fund Advances and the Term Loan do not and will not constitute assets of a governmental plan, transactions by or with Parent, Borrowers and their respective Subsidiaries are not and will not be subject to state statutes applicable to Parent, Borrowers and their respective Subsidiaries regulating investments of fiduciaries with respect to governmental plans.

4.11. Environmental Condition. Except as set forth on Schedule 4.11, (a) to Parent’s and Borrowers’ knowledge, none of Parent’s, Borrowers’ or their respective Subsidiaries’ properties has ever been used by Parent, Borrowers, any of their respective Subsidiaries, or by previous owners or operators, to dispose of or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Parent’s and Borrowers’ knowledge, none of Parent’s, Borrowers’ nor any of their respective Subsidiaries’ properties has ever been designated or identified as a Hazardous Materials disposal site under the National Priorities List promulgated pursuant to CERCLA, CERCLIS, or any equivalent list of sites for cleanup under any analogous state program, (c) none of Parent, Borrowers nor any of their respective Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any Real Property owned or operated by, Parent, Borrowers or their respective Subsidiaries, and (d) none of Parent, Borrowers nor any of their respective Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency alleging that any action or omission by Parent, any Borrower or any of their respective Subsidiaries has resulted in the release or disposal of Hazardous Materials into the environment.

4.12. Intellectual Property. Parent, each Borrower and each of their respective Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.

4.13. Leases. Parent, Borrowers and their respective Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Parent, Borrowers or their respective Subsidiaries exists under any of them.

4.14. Deposit Accounts and Securities Accounts. Set forth on Schedule 4.14 is a listing of all of Parent’s, Borrowers’ and their respective Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.15. Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Parent, Borrowers or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Parent, Borrowers or their respective Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Parent’s and Borrowers’ good faith estimate of their and their respective Subsidiaries’ future performance for the periods covered thereby, provided, however, that no assurance can be given that actual results will match the Projections.

4.16. Indebtedness. Set forth on Schedule 4.16 is a true and complete list of all Indebtedness of Parent, each Borrower and each of their respective Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof as of the Closing Date.

4.17. Material Contracts. Set forth on Schedule M-1 is a complete and accurate list of all Material Contracts of Parent, Borrowers and their respective Subsidiaries as of the Closing Date (and as updated from time to time pursuant to Section 5.17), showing the parties and principal subject matter thereof and amendments and modifications thereto. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than to the extent permitted by Section 6.7(c)), and (c) is not in default due to the action of Parent, any Borrower or any of their respective Subsidiaries.

5.	AFFIRMATIVE COVENANTS.

Parent and each Borrower covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Parent and Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

5.1. Accounting System. Maintain a system of accounting that enables Parent and Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Parent and Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their respective Subsidiaries’ sales.

5.2. Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Parent and each Borrower agree to cooperate fully with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

5.3. Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified therein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent.

5.4. Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements.

5.5. Inspection. Permit Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Default or Event of Default exists (a) with reasonable prior notice to Administrative Borrower and (b) with each Lender accompanied by Agent.

5.6. Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

5.7. Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Parent, Borrowers, their respective Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Parent and Borrowers will and will cause their respective Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.U.T.A, state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Parent, the applicable Borrower or applicable Subsidiary has made such payments or deposits.

5.8. Insurance.

(a) At Parent’s and Borrowers’ expense, maintain insurance respecting their and their respective Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Parent and Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Parent and Borrowers shall deliver copies of all such policies to Agent with an endorsement naming Agent as the loss payee without any other loss payees noted therein (under a satisfactory lender’s loss payable endorsement as its interest may appear) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $1,000,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $1,000,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any such insurance policy (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied in accordance with Section 2.4(c)(iii)(B); provided, however, that, with respect to any such monies in an aggregate amount during any 12 consecutive month period not in excess of (x) $3,000,000 solely with respect to such monies received as payment for losses under insurance policies insuring tangible property located at 200 Ballardvale Street, Wilmington, Massachusetts 01887, and (y) $1,000,000 with respect to all other such monies, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of the intention of Borrowers or their respective Subsidiaries’ to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation or, in the case of business interruption insurance, to utilize such monies in its operations, (C) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (D) Borrowers or their respective Subsidiaries complete such repairs, replacements, or restoration (or, in the case of business interruption insurance, utilize such monies in its operations) within 180 days after the initial receipt of such monies, Borrowers shall have the option to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation (or, in the case of business interruption insurance, utilize such monies in its operations) unless and to the extent that such applicable period shall have expired without such repairs, replacements, or restoration being made (or, in the case of business interruption insurance, such monies have been used in its operations), in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied as set forth above.

(c) Parent and Borrowers will not, and will not suffer or permit their respective Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Administrative Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

5.9. Location of Inventory and Equipment. Keep Parent’s, Borrowers’ and their respective Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.3 and their chief executive offices only at the locations identified on Schedule 4.4(b); provided, however, that Administrative Borrower may amend Schedule 4.3 or Schedule 4.4(b) so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Loan Party provides Agent a Collateral Access Agreement with respect thereto.

5.10. Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing) of any Governmental Authority, such compliance to include (a) paying before the same become delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (b) paying all lawful material claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent subject to a Permitted Protest.

5.11. Leases. Pay when due all rents and other amounts payable under any material leases to which Parent, any Borrower or any of their respective Subsidiaries is a party or by which Parent’s, any Borrower’s or any of their respective Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

5.12. Existence. At all times preserve and keep in full force and effect Parent’s, each Borrower’s and each of their respective Subsidiaries’ valid existence and good standing and any rights, franchises, permits, licenses, authorizations, approvals, entitlements and accreditation material to their businesses.

5.13. Environmental.

(a) Keep any Real Property free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability of Parent, any Borrower, or any of their respective Subsidiaries evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly, after receiving notice, notify

Agent of any release of a Hazardous Material in any quantity reportable under Environmental Law from or onto property owned or operated by Parent, any Borrower or any of their respective Subsidiaries and take any Remedial Actions required of Parent, any Borrower, or any of their respective Subsidiaries under Environmental Law to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent, any Borrower or any of their respective Subsidiaries, (ii) commencement of any Environmental Action against Parent, any Borrower, or any of their respective Subsidiaries or notice that an Environmental Action will be filed against Parent, any Borrower or any of their respective Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14. Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.15. Control Agreements. Take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.11) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

5.16. Formation of Subsidiaries. At the time that Parent, any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Parent, such Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including updates to Schedules 3.6(b), 4.3, 4.4(a), 4.4(b), 4.4(c), 4.5(b), 4.5(c) and 4.14 and one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Notwithstanding the foregoing, if a Subsidiary that is so formed or acquired is a Controlled Foreign Corporation and, except in the case of the Japanese Subsidiary, if Parent and Administrative Borrower can reasonably demonstrate to Agent that the granting of a Lien in the assets of such Subsidiary would result in an increase in tax liability of Parent and its Subsidiaries (with respect to an acquired Subsidiary, based on the amount of retained earnings at the time of such acquisition and the amount of projected retained earnings set forth in the projections delivered pursuant to clause (6) of the definition of Permitted Acquisitions in Schedule 1.1) in excess of $500,000 per fiscal year, then clause (a) of the immediately preceding sentence shall not be applicable and, with respect to clause (b) of the immediately preceding sentence, such pledge shall be limited to 65% of the voting power of all classes of capital Stock of such Subsidiary entitled to vote; provided, that immediately upon the amendment of the IRC to allow for the pledge of a greater percentage of the voting power of capital Stock in such Subsidiary without adverse tax consequences, such pledge shall include such greater percentage of capital Stock of such Subsidiary from that time forward. Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document. Notwithstanding the foregoing, Agent and Lenders shall not be obligated to consent to any such formation or acquisition of a Subsidiary unless such formation or acquisition is otherwise expressly permitted hereunder.

5.17. Material Contracts. Contemporaneously with the delivery of a quarterly Compliance Certificate to Agent, (a) provide copies of each Material Contract entered into since the delivery of the previous quarterly Compliance Certificate to Agent and (b) provide Agent with an amendment to Schedule M-1 to reflect the addition of such Material Contract thereon.

5.18. ERISA Compliance.

(a) Parent and each Borrower shall do, and shall cause each of their respective Subsidiaries and ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and each other applicable federal or state law; (ii) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (iii) make all required contributions to each Plan; (iv) not become a party to any Multiemployer Plan; (v) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company; and (C) provided for or recognized in the financial statements most recently delivered to Agent under Section 5.3 (to the extent required by GAAP); and (vi) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

(b) Deliver to Agent such certifications or other evidence of compliance with the provisions of Section 4.10 as Agent may from time to time reasonably request.

(c) Promptly notify Agent of each of the following ERISA events affecting Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of each notice with respect to such event that may be required to be filed with a Governmental Authority and each notice delivered by a Governmental Authority to Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliates with respect to such event,

(i) an ERISA Event;

(ii) the adoption of any new Pension Plan by Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliates;

(iii) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); or

(iv) the commencement of contributions by Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliate to any Plan that is subject to Title N of ERISA or Section 412 of the IRC;

(d) Promptly deliver to Agent copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by Parent, any Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) such other documents or governmental reports or filings relating to any Plan as Agent shall reasonably request.

5.19. Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as are necessary, or as Agent may reasonably request, from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected first priority Liens (subject only to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.

5.20. Foreign Subsidiaries. Within 30 days of the first date on which any Foreign Subsidiary that is not a Loan Party becomes a Material Foreign Subsidiary, Borrower shall cause all holders of Capital Stock issued by such Material Foreign Subsidiary that are Loan Parties to execute and deliver to Agent such share or stock pledge agreements with respect to the capital Stock issued by such Material Foreign Subsidiary as Agent shall require, which stock pledge agreements shall be governed by the laws of the jurisdiction of organization of the issuer of such capital Stock and be in form and substance satisfactory to Agent, together with (a) appropriate certificates and powers with respect to such Stock and (b) all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion are appropriate with respect to the execution and delivery of such stock pledge agreements; provided, that only 65% of the total outstanding voting capital Stock issued by such Material Foreign Subsidiary shall be required to be pledged if hypothecating a greater amount would, based on the projections of the Loan Parties, result in material adverse tax consequences to Parent and its Subsidiaries, taken as a whole.

6.	NEGATIVE COVENANTS.

Parent and each Borrower covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Parent and Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

6.1. Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents,

(b) Indebtedness set forth on Schedule 4.16,

(c) Permitted Purchase Money Indebtedness,

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as with respect to refinancings, renewals, or extensions of Indebtedness permitted under clause (b): (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more Loan Parties as liable with respect thereto if such additional Loan Parties were not liable with respect to the original Indebtedness, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to any Loan Party, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) Indebtedness composing Permitted Investments, and

(f) unsecured Indebtedness between any Loan Party and any other Loan Party, if any such Indebtedness is evidenced by notes, such notes shall be pledged to Agent pursuant to the terms of the Security Agreement.

6.2. Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

6.3. Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions; all or any substantial part of its assets, or

(d) Suspend or go out of a substantial portion of its business.

6.4. Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of Parent, any Borrower or any of their respective Subsidiaries.

6.5. Change Name. Change Parent’s, any Borrower’s or any of their respective Subsidiaries’ name, organizational identification number, jurisdiction of organization, or organizational identity; provided, however, that Parent, a Borrower or any of their respective Subsidiaries may change its name upon at least 30 days prior written notice by Parent or Administrative Borrower to Agent of such change so long as, (a) at the time of such written notification, Parent, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s liens and (b) immediately after such name change, Administrative Borrower provides Agent with evidence of such name change (including copies of any related public filings).

6.6. Nature of Business. Make any, change in the principal nature of its business and related businesses.

6.7. Prepayments and Amendments. Except in connection with a refinancing permitted by Section 6.1(d),

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent, any Borrower or any of their respective Subsidiaries, other than the Obligations in accordance with this Agreement,

(b) make any payment on account of any Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the applicable subordination terms and conditions related to such Indebtedness,

(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of, or waive any of its rights under, (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b) or (ii) any Material Contract, in each case in any manner materially adverse to Borrowers or the Lender Group.

6.8. Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.9. Distributions. Other than distributions or declaration and payment of dividends by (a) a Borrower to another Borrower, or (b) a Subsidiary of any Borrower to any Borrower or to any other wholly-owned Subsidiary of any Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any of Parent’s or any Borrower’s Stock, of any class, whether now or hereafter outstanding (collectively, “Distributions”); provided, that (i) Borrowers may make Distributions to Parent (A) in amounts necessary to pay customary third party advisor fees and expenses of Parent owing to Persons other than Loan Parties or any of their respective Affiliates in the ordinary course of its business as a holding company (including salaries and related reasonable and customary expenses incurred by employees of Parent) in an aggregate amount not to exceed $1,000,000 in any fiscal year (but only to the extent such fees and expenses are actually incurred in such fiscal year), and (B) in amounts necessary to enable Parent to pay taxes when due and owing by it in the ordinary course of its business as a holding company, and (ii) any Borrower or Parent may repurchase the Stock of such Borrower or Parent, as applicable, from former employees, consultants or directors pursuant to repurchase agreements or similar agreements approved by the Board of Directors; provided, that the aggregate amount paid in respect of Stock so repurchased shall not exceed $500,000 in any fiscal year.

6.10. Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Parent’s, Borrowers’ or any of their respective Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Parent’s, Borrowers’ and their respective Subsidiaries’ financial condition.

6.11. Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Parent, Borrowers and their respective Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $250,000 at any one time unless Parent, the applicable Borrower or the applicable Subsidiary, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Parent and Borrowers shall not and shall not permit their respective Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12. Transactions with Affiliates.

(a) Except as set forth in subsection (b) below, directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any Borrower except for transactions that (i) are in the ordinary course of Parent’s or Borrowers’ business, (ii) are upon fair and reasonable terms, (iii) if they involve one or more payments by Parent or any Borrower or any of their respective Subsidiaries in excess of $100,000, are fully disclosed to Agent, and (iv) are no less favorable to Parent, Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

(b) Except as set forth in subsection (a) above, make any payment to an Affiliate other than (i) payments for directors’ fees and expenses in an aggregate amount not to exceed $500,000 in any fiscal year, (ii) payments of Accounts incurred in the ordinary course of business and that are upon fair and reasonable terms, and (iii) Permitted Investments.

6.13. Use of Proceeds. Use the proceeds of the Advances and the Term Loan for any purpose other than (a) on the Closing Date, to refinance certain of Borrowers’ existing Indebtedness, (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby including such refinancing, (c) to redeem Convertible Preferred Stock in an amount not to exceed $10,000,000 and (c) thereafter, consistent with the terms and conditions hereof, to finance ongoing working capital, capital expenditures, and general corporate needs of Parent and Borrowers, and for its lawful and permitted purposes.

6.14. Inventory and Equipment with Bailees. Store the Inventory or Equipment of Parent, Borrowers or their respective Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.

6.15. Financial Covenants.

Leverage Ratio. Permit the Leverage Ratio, as at the end of each period set forth below, to exceed the required ratio set forth in the following table for the applicable period:

Applicable Ratio	Applicable Period
4.00:1.00	For the 12 month period ending September 30, 2007

4.00:1.00	For the 12 month period ending December 31, 2007

4.00:1.00	For the 12 month period ending March 31, 2008

3.75:1.00	For the 12 month period ending June 30, 2008

3.50:1.00	For the 12 month period ending September 30, 2008

3.25:1.00	For the 12 month period ending December 31, 2008

2.75:1.00	For the 12 month period ending each fiscal quarter thereafter

6.16. ERISA. (a) Terminate, or permit any of their ERISA Affiliates to terminate, any Pension Plan so as to result in any material liability to Parent, any Borrower, any of their, respective Subsidiaries or any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which is reasonably likely to present the risk of a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to result in any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan or Multiemployer Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan or Multiemployer Plan) materially to exceed the fair market value of the assets of any such Pension Plan or Multiemployer Plan allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan or Multiemployer Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent or any Lender of any of their rights under this Agreement, any Registered Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under ERISA or Section 4975 of the IRC.

7.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

7.2. If Parent, any Borrower or any of their respective Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.15, 5.16 and 6.1 through 6.15 of this Agreement or Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, 5.11, 5.17, 5.18 and 5.19 of this Agreement and such failure continues for a period of 10 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Parent, any Borrower or any of their respective Subsidiaries or (ii) written notice thereof is given to Administrative Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of Parent, any Borrower or any of their respective Subsidiaries or (ii) written notice thereof is given to Administrative Borrower by Agent;

7.3. If any of Parent’s, any Borrower’s or any of their respective Subsidiaries’ assets with an aggregate fair market value in excess of $750,000 is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by Parent, such Borrower or the applicable Subsidiary;

7.4. If an Insolvency Proceeding is commenced by Parent, any Borrower or any of their respective Subsidiaries;

7.5. If an Insolvency Proceeding is commenced against Parent, any Borrower or any of their respective Subsidiaries, and any of the following events occur (a) Parent, or the applicable Borrower or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of Parent, any Borrower or any such Subsidiary or (e) an order for relief shall have been issued or entered therein;

7.6. If Parent, any Borrower or any of their respective Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

7.7. If one or more judgments or other claims involving an aggregate amount of $750,000 or more (except to the extent fully covered by insurance, subject to deductibles, pursuant to which the insurer has not denied coverage therefor in writing) shall be entered or filed against Parent, any Borrower or any of their respective Subsidiaries or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by Parent, the applicable Borrower or the applicable Subsidiary;

7.8. If there is a default in one or more agreements to which Parent, any Borrower or any of their respective Subsidiaries is a party with one or more third Persons relative to Indebtedness of Parent, any Borrower or any of their respective Subsidiaries involving an aggregate amount of $750,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Parent’s, the applicable Borrower’s or Subsidiary’s obligations thereunder;

7.9. If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

7.10. Parent, any Borrower or any of their respective Subsidiaries shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer a material adverse amendment to any Material Contract, unless, in the case of termination of any Material Contract, such Material Contract is simultaneously replaced by an agreement of a type and on terms substantially similar to such Material Contract with the same Person (or another Person reasonably satisfactory to Agent);

7.11. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor;

7.12. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or any other Loan Document;

7.13. If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Parent, any Borrower or any of their respective Subsidiaries, or a proceeding shall be commenced by Parent, any Borrower or any of their respective Subsidiaries, or by any Governmental Authority having jurisdiction over Parent, any Borrower or any of their respective Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Parent, any Borrower or any of their respective Subsidiaries shall deny that it has any liability or obligation purported to be created under any Loan Document;

7.14. If any Change of Control shall have occurred;

7.15. If any bank at which any Cash Management Account or Deposit Account of any Loan Party containing deposits in excess of $250,000 is maintained shall fail to comply with any of the material terms of any Cash Management Agreement or Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party in excess of $100,000 shall fail to comply with any of the material terms of any Control Agreement to which such Person is a party;

7.16. If there is any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days, the cessation or substantial curtailment of revenue producing activities of any Loan Party and such event or circumstance could reasonably be expected to result in a Material Adverse Change;

7.17. If there is any cessation of a substantial part of the business of any Loan Party or any of its Subsidiaries for a period which could reasonably be expected to result in a Material Adverse Change;

7.18. If there is a loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries and such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change;

7.19. If there is an indictment, or a threatened indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or a commencement or a threatened commencement of criminal proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person with a fair market value in excess of $750,000;

7.20. If any Loan Party or any of its Subsidiaries shall be liable for any Environmental Liabilities the payment of which could reasonably be expected to result in a Material Adverse Change;

7.21. If (a) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in any document evidencing or governing any Subordinated Indebtedness, (b) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in any document evidencing or governing any other Subordinated Indebtedness, (c) any Indebtedness other than the Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any document evidencing or governing any other Subordinated Indebtedness, (d) any other holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Indebtedness, or (e) the subordination provisions of any document evidencing or governing any other Subordinated Indebtedness shall, in whole or in part, terminate; cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Indebtedness; or

7.22. If there occurs one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of Parent, any Borrower, any of their respective Subsidiaries, or any of their respective ERISA Affiliates that is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with Parent, any Borrower or any of their respective Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC (collectively; the “Controlled Group ERISA Affiliates”) (or is reasonably likely; as determined in the reasonable discretion of Agent, to result in liability to Parent, any Borrower, any of their respective Subsidiaries or any of their respective Controlled Group ERISA Affiliates in the case of liability of any of their respective ERISA Affiliates that are not Controlled Group ERISA Affiliates) in excess of $250,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by Parent, any Borrower, any of their respective Subsidiaries or any of their Controlled Group

ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $250,000; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); individually or in the aggregate for all Pension Plans maintained, sponsored or obligated to be contributed by ERISA Affiliate that are not Controlled Group ERISA Affiliates (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $250,000 and which is reasonably likely, as determined in the reasonable discretion of Agent, to result in liability of Parent, any Borrower, any of their respective Subsidiaries, or any of their respective Controlled Group ERISA Affiliates.

8.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

8.1. Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Parent and Borrowers:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease or restrict advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and

(d) Exercise any and all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Parent, Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and Borrowers.

8.2. Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.	TAXES AND EXPENSES.

If Parent, any Borrower or any of their respective Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any such Person, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence (for purposes of this Section 9) that the same was validly due and owing.

10.	WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest, etc. Parent and each Borrower waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Parent or any Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral. Parent and each Borrower hereby agree that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person and (b) all risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

10.3. Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts or consultants and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s, Borrowers’ and their respective Subsidiaries’ compliance with the terms of the Loan Documents; provided, that the reimbursement of Lender Group Expenses shall be subject to any limitations with respect thereto contained in this Agreement, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties at any time owned, leased or operated by Parent, any Borrower or any of their respective Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties at any time owned, leased or operated by Parent, any Borrower or any of their respective Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or the willful breach by an Indemnified Person of its obligations hereunder. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Parent, Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Parent, Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Parent or Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Parent or Administrative	MONOTYPE IMAGING INC.
Borrower:	500 Unicorn Park Drive Woburn, Massachusetts 01801 Attn: Jacqueline Arthur, SVP & CFO Fax No.: (781) 970-6001

with copies to:	GOODWIN PROCTER LLP Exchange Place 53 State Street Boston, MA 02109 Attn: Edward Matson Sibble; Jr.; Esq. Fax No.: (617) 523-1231

If to Agent:	WELLS FARGO FOOOTHILL, INC. One Boston Place Boston, Massachusetts 02108 Attn: Technology Finance Manager Fax No.: (617) 523-1697

with copies to:	BINGHAM McCUTCHEN LLP 399 Park Avenue New York, New York 10022 Attn: Katherine G. Weinstein, Esq. Fax No.: (212) 702-3691

Agent, Parent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Parent and each Borrower acknowledge and agree that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY

MAY BE FOUND. PARENT, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) PARENT, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PARENT, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or any Related Fund or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (xx) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or substantially all of the business or loan portfolio of the assigning Lender or (yy) the assignee is a Lender or an Affiliate of a Lender or a Related Fund.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from such assigning Lender’s obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 16.8 of this Agreement. Notwithstanding anything to the contrary contained in this Section 13.1, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or a Related Fund by the execution of an Assignment and Acceptance by such assigning. Lender and its Affiliate or Related Fund but without written notice of such assignment to any Borrower or Agent or delivery of such executed Assignment and Acceptance to Agent or any Borrower, and without the payment of the above-referenced processing fee; provided, however, that (x) Borrowers and Agent may continue to deal solely and directly with the assigning Lender until such Assignment and Acceptance has been delivered to Agent and (y) the failure of such assigning Lender to deliver such notice or to deliver the Assignment and Acceptance to Agent or any other Person shall not affect the legality, validity or binding effect of such assignment.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement, the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of any required processing fee payment and the fully executed Assignment and Acceptance (or the assigning Lender’s receipt of a fully executed Assignment and Acceptance delivery of notice to the assigning Lender pursuant to Section 13.1(b), in the case of an assignment from a Lender to one or more of its Affiliates or Related Funds, as to which the assigning Lender has not delivered an Assignment and Acceptance to Agent or Borrowers and in which case the payment of a processing fee is not required), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their respective Subsidiaries, the Collateral or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.8, disclose all documents and information which it now or hereafter may have relating to Parent, Borrowers and their respective Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of (i) any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24 and (ii) any Person providing financing or other credit support to a Lender or any of its Affiliates or Related Funds in accordance with Section 2.17, and such Federal Reserve Bank or other Person may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent (on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of each Term Loan held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note; whereupon, at the request of the designated assignee(s) or transferee(s); one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any, evidencing the same); Borrowers shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes; notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i) In the event that a Lender sells participations in the Registered Loan, such Lender, on behalf of Borrowers, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provider. Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

13.2. Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither Parent nor Borrowers may assign this Agreement or any rights or duties hereunder without the Lenders’

prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Parent or any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Parent or any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter and Bank Product Agreements), and no consent with respect to any departure by Parent, Borrowers or any of their respective Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Loan Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Administrative Borrower (on behalf of all Loan Parties), do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens,

(i) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money,

(j) change the definition of “Additional Term Loan Amount”, “Maximum Revolver Amount” and “Original Term Loan Amount”,

(k) amend any of the provisions of Section 2.2(c) or Section 2.4(b)(i), or

(l) amend any of the provisions of Section 15,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or Swing Lender, as applicable, affect the rights or duties of Agent or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

14.2. Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances.

14.3. No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent, Borrowers or any of their respective Subsidiaries of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than the proviso to Section 15.11(a)) are solely for the benefit of Agent, and the Lenders, and Parent, Borrowers and their respective Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent, it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent, Borrowers and their respective Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply and distribute the Collections of Parent, Borrowers and their respective Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent, Borrowers and their respective Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Loan Parties, the Obligations, the Collateral, the Collections of Parent, Borrowers and their respective Subsidiaries, or otherwise related to any of same as provided in the Loan Documents and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents. Each Lender hereby authorizes the Agent to act on its behalf and in its name and to represent it in any way whatsoever in connection with the preparation, execution and delivery of each German Security Document and the perfection and monitoring of each security interest granted under any German Security Document (a “German Security Interest”), including but not limited to, any pledge agreement with respect to shares in a German company in notarial form, as well as any other pledge, mortgage, assignment or transfer of title for security purposes. This power of attorney includes the power to enter into and agree to the terms of, and any amendments to, any agreements which are necessary or desirable in this context, the power to make and receive any and all declarations and to perform any and all actions which are necessary or appropriate in this context, whether in private written form (private Schriftform) or in notarial form. Each Lender hereby approves (genehmigt) all declarations the Agent has made in connection with the preparation, execution and delivery of each German Security Document as well as the perfection and monitoring of each German Security Interest. The Agent shall have the sole power of attorney and shall be released from the restrictions of self-dealing according to Section 181 of the German Civil Code (BGB) and shall be authorized to delegate this power of attorney, including the release from the restrictions of Section 181 of the German Civil Code. The Agent shall (i) hold such German Security Interest, if any, which is transferred or assigned by way of security (Sicherungsübereignung/ Sicherungsabtretung) or otherwise granted under a non-accessory security right (nicht akzessorische Sicherheit) as trustee (Treuhänder) for the benefit of the Lenders and (ii) administer in the name and on behalf of the Lenders such German Security Interest which is pledged (Verpfändung) or otherwise transferred under an accessory security right (akzessorische Sicherheit) to the Lenders.

15.2. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent, any Borrower or any Subsidiary or Affiliate of Parent or any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent, any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or Borrowers or the books or records or properties of any of Parent’s or Borrowers’ Subsidiaries or Affiliates.

15.4. Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5. Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent, Borrowers and their respective Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Parent, Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Parent, Borrowers and any other Person party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Parent, Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

15.7. Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent, Borrowers and their respective Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses (to the extent such out-of-pocket costs and expenses constitute Lender Group Expenses) prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Parent, Borrowers and their respective Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity. WFF and its Affiliates and Related Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent, Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates or Related Funds may receive information regarding Parent, Borrowers or their respective Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent, Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.

15.9. Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity. Any Lender and its respective Affiliates and Related Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Parent, Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates and Related Funds may receive information regarding Parent, Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

15.11. Withholding Taxes.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each

Borrower shall comply with the penultimate sentence of this Section 15.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender or Agent) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.

(b) If a Lender claims an exemption from United States withholding tax; such Lender shall deliver to Agent (or in the case of a Lender party to an Assignment and Acceptance not recorded in the Register; the assigning Lender):

(i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception: (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (B1) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent, Administrative Borrower or the assigning Lender, as applicable,

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Agent, Administrative Borrower or the assigning Lender, as applicable,

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Agent, Administrative Borrower or the assigning Lender, as applicable, and/or

(iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent, Administrative Borrower or the assigning Lender, as applicable.

Each Lender agrees promptly to notify Agent, Administrative Borrower or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction and to timely provide such forms and other certifications claiming such exemptions and/or reductions to which it is legally entitled.

(c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender shall deliver to Agent (or, in the case of a Lender party to an Assignment and Acceptance not recorded in the Register, the assigning Lender) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent, Administrative Borrower or the assigning Lender, as applicable.

Each Lender agrees promptly to notify Agent; Administrative Borrower or the assigning Lender; as applicable; of any change in circumstances which would modify or render invalid any claimed exemption or reduction and to timely provide such forms and other certifications claiming such exemptions and/or reductions to which it is legally entitled.

(d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender (other than to an Affiliate or a Related Fund), such Lender agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s documentation provided pursuant to Section 15.11(b) or 15.11(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Section 15.11(b) or 15.11(c), if applicable.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered in accordance with such subsections, then Agent or the assigning Lender, as applicable, may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(g) If any Lender requests indemnification or additional amounts under Section 15.11, then such Lender shall use reasonable efforts to designate a different one of its lending offices or assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 15.11 in the future, and (ii) in the reasonable judgment of such Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Lender in connection with any such designation or assignment.

15.12. Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which none of Parent, any Borrower or any of their respective Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent, a Borrower or any of their respective Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Parent, Borrowers or any of their respective Subsidiaries, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Parent, Borrowers or any of their respective Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations (to the extent then due and payable), any amounts owing by such Lender to Parent, Borrowers or any of their respective Subsidiaries or any deposit accounts of Parent, Borrowers or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.14. Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.15. Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.16. Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement and the other Loan Documents relating to the Collateral or otherwise and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17. Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent, Borrowers and their respective Subsidiaries and will rely significantly upon the books and records of Parent, Borrowers and their respective Subsidiaries, as well as on representations of Parent’s, Borrowers’ and their respective Subsidiaries’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent, Borrowers and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.8, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent, Borrowers and their respective Subsidiaries to Agent that has not been contemporaneously provided by Parent, Borrowers and their respective Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent, Borrowers and their respective Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.18. Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Parent, any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19. Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting, it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

16.	GENERAL PROVISIONS.

16.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

16.2. Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group, Parent or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4. Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5. Lender-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and Borrowers, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrowers arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Borrowers, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

16.6. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.7. Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent, Borrowers and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries, Affiliates and Related Funds of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary, Affiliate or Related Fund shall have agreed to receive such information hereunder subject to the terms of this Section 16.8, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Parent or Administrative Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participation, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.8 shall survive for 2 years after the payment in full of the Obligations.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

16.9. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Act.

16.10. Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.11. Monotype Imaging as Agent for Loan Parties. Parent and each Borrower hereby irrevocably appoints Monotype Imaging, as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by Parent and each Borrower that such appointment has been revoked and that another Loan Party has been appointed Administrative Borrower. Parent and each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Parent and Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to Parent or any Borrower as a result hereof. Parent and each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of Parent and Borrowers is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by Parent or any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.11 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

16.12. Public Disclosure. Parent and each Borrower agree that neither they nor any of their respective Affiliates will issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or Related Funds or referring to this Agreement or any other Loan Document without the prior written consent of Agent or such Lender, except to the extent that Parent, such Borrower or such Affiliate is required to do so under applicable law in which event Parent, such Borrower or such Affiliate will consult with Agent or such Lender before issuing such press release or other public disclosure). Parent and each Borrower hereby authorize Agent and each Lender, after consultation with Administrative Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as Agent or such Lender shall deem appropriate, including announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as Agent or such Lender shall deem appropriate.

16.13. No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations under the Original Credit Agreement or the lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this

Agreement shall be construed as a release or other discharge of the Borrower under the Original Credit Agreement from any of their obligations and liabilities as a “Borrower” thereunder; provided, however, that any Default or Event of Default existing under the Original Credit Agreement is hereby waived as of the Closing Date, except to the extent such Default or Event of Default constitutes a Default or Event of Default as of the Closing Date under this Agreement, as amended and restated on the Closing Date. Each Borrower hereby (i) confirms and agrees that, except as modified hereby or by instruments executed concurrently herewith, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date of this Agreement all references in any such Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent a security interest in or lien on, any collateral as security for the obligations of the Loan Parties from time to time existing in respect of the Original Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MONOTYPE IMAGING HOLDINGS INC.,
a Delaware corporation

By:	/s/ Jacqueline Arthur
Name:	Jacqueline Arthur
Title:	Chief Financial Officer

IMAGING HOLDINGS CORP.,
a Delaware corporation

By:	/s/ Jacqueline Arthur
Name:	Jacqueline Arthur
Title:	Chief Financial Officer

MONOTYPE IMAGING INC.,
a Delaware corporation

By:	/s/ Jacqueline Arthur
Name:	Jacqueline Arthur
Title:	Chief Financial Officer

INTERNATIONAL TYPEFACE CORPORATION, a New York corporation

By:	/s/ Jacqueline Arthur
Name:	Jacqueline Arthur
Title:	Assistant Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender

By:	/s/ David Sanchez
Name:	David Sanchez
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A.

By:	/s/ John Desmond
Name:	John Desmond
Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BERNARD NATIONAL SENIOR FUNDING, LTD.

By:	/s/ David C. Lee
Name:	David C. Lee
Title:	Director

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
By: D.B. Zwirn Partners, LLC, its General Partner By: Zwirn Holdings, LLC, its Managing Member

By:	/s/ David C. Lee
Name:	David C. Lee
Title:	Director

BERNARD NATIONAL LOAN INVESTORS, LTD.
By: Bernard Capital Funding, LLC, its Investment Advisor

By:	/s/ David C. Lee
Name:	David C. Lee
Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

FORTRESS CREDIT INVESTMENTS I LTD.

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

FORTRESS CREDIT INVESTMENTS II LTD.

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

FORTRESS CREDIT FUNDING I LP, as Lender

By: FORTRESS CREDIT FUNDING I GP LLC, its General Partner

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

GOLDENTREE CAPITAL OPPORTUNITIES, L.P.
By: GoldenTree Asset Management, L.P.

By:	/s/ Karen A. Weber
Name:	Karen A. Weber
Title:	Director – Bank Debt

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent, Borrowers or any of their respective Subsidiaries.

“Act” has the meaning specified therefor in Section 16.9.

“Activation Instruction” has the meaning specified therefor in Section 2.7(b).

“Additional Revolver Commitment” has the meaning specified therefor in Section 2.1(a).

“Additional Term Loan” has the meaning specified therefor in Section 2.2(b).

“Additional Term Loan Amount” means $11,567,825.

“Additional Term Loan Commitment” means, with respect to each Lender with an Additional Term Loan Commitment, its Additional Term Loan Commitment, and with respect to all Lenders with an Additional Term Loan Commitment, their Additional Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Adjusted EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss) plus net interest expense, income taxes, depreciation, amortization, and stock-based compensation for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Administrative Borrower” has the meaning specified therefor in Section 16.11.

“Advances” has the meaning specified therefor in Section 2.1(b).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.12: (a) any

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Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Parent, Borrowers and their respective Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Prepayment Premium” has the meaning specified therefor in the Fee Letter.

“Assignee” has the meaning specified therefor in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Bank Product” means any financial accommodation extended to Parent, any Borrower or any of their respective Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent, any Borrower or any of their respective Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

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“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent, any Borrower or any of their respective Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent, any Borrower or any of their respective Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent, any Borrower or any of their respective Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $4,000,000, and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent, Borrowers and their respective Subsidiaries and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding; provided, that in order to qualify as Bank Product Reserves, such reserves must be established on or prior to the date that the Bank Product Provider provides the applicable Bank Products.

“Bankruptcy Code” means title 11 of the United States Code as in effect from time to time or any similar legislation in a relevant jurisdiction.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

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“Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 1.25 percentage points.

“Board of Directors” means the board of directors (or comparable managers) of Parent, any Borrower or any of their respective Subsidiaries or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowers” means individually and collectively, jointly and severally, Administrative Borrower, Imaging Holdings and Typeface, and “Borrower” means any one of them.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance, in each case, to Administrative Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the

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laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among (a) Parent, a Borrower or one of their respective Subsidiaries, (b) Agent, and (c) one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 10% or more of the Stock of Parent having the right to vote for the election of members of the Board of Directors thereof, (b) a majority of the members of the Board of Directors of Parent or any Borrower do not constitute Continuing Directors, (c) Parent fails to own or control, directly or indirectly, 100% of the Stock of each Borrower having the right to vote for the election of members of the Board of Directors thereof, (d) any Borrower fails to own or control, directly or indirectly, 100% of the Stock of each of its Subsidiaries having the right to vote for the election of members of the Board of Directors thereof, or (e) a “Change of Control” (or other comparable term) shall occur under any document evidencing any Subordinated Indebtedness of Parent or any of its Subsidiaries.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds and products thereof now owned or hereafter acquired by Parent, Borrowers or any of their respective Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s, Borrowers’ or any of their respective Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

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“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 (as may be updated from time to time by the Agent) or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by (a) Parent, Borrowers or one of their respective Subsidiaries, (b) Agent, and (c) the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the IRC.

“Controlled Group ERISA Affiliates” has the meaning specified therefor in Section 7.22.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“D.B. Zwirn Credit Agreement” means that certain Credit Agreement dated as of November 5, 2004, by and among Parent, Borrowers, D.B. Zwirn Special Opportunities Fund, LP., a Delaware limited partnership, for itself and as agent for the lenders party thereto, and the lenders from time to time party thereto, as such is amended, modified, supplemented or restated from time to time in accordance with the terms thereof and hereof.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

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“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Distributions” has the meaning specified therefor in Section 6.9.

“Dollars” or “$” means United States dollars.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans having (together with its Affiliates and Related Funds) total assets (including assets under management) in excess of $250,000,000, (d) any Lender or any Affiliate (other than individuals) of any Lender, including a fund or account managed by any Lender or any Affiliate of any Lender or its investment manager (a “Related Fund”), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent, any Borrower, any of their respective Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent, any Borrower, any of their respective Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case

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as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent, any Borrower, or any of their respective Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent, any Borrower or any of their respective Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent, any Borrower or any of their respective Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent, any Borrower or any of their respective Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent, any Borrower or any of their respective Subsidiaries and whose employees are aggregated with the employees of Parent, any Borrower or any of their respective Subsidiaries under IRC Section 414(o).

“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (I2) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by a Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of Parent, any Borrower, any of their respective Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and

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4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Parent, any Borrower, any of their respective Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate to make any required contribution to a Pension Plan (or the failure to make a required contribution in any material respect with respect to any Plan that is not a Pension Plan or a Multiemployer Plan), or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any material liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliate; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (k) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which Parent, any Borrower, or any of their respective Subsidiaries, may be directly or indirectly liable and which is reasonably expected to result in a material liability to Parent, any Borrower, or any of their respective Subsidiaries; (1) a material violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the IRC by any fiduciary or disqualified person for which Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliate may be directly or indirectly liable; (m) the occurrence of an act or omission which could give rise to the imposition on Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate of material fines, material penalties, material taxes or material related charges under Chapter 43 of the IRC or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against Parent, any Borrower, or any of their respective Subsidiaries in connection with any such Plan; (o) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; (p) the imposition of any lien on any of the rights, properties or assets of Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate, in either case pursuant to Section 302(1) of ERISA or Title IV of ERISA or to the penalty or excise tax provisions of the IRC or to Section 401(a)(29) or 412(n) of the IRC; or (q) the establishment or amendment by Parent, any Borrower, or any of their respective Subsidiaries, of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment health benefits in a manner that would materially increase the liability of Parent, any Borrower, or any of their respective Subsidiaries.

“Event of Default” has the meaning specified therefor in Section 7.

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“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent, Borrowers and their respective Subsidiaries aged in excess of their historical levels with respect thereto and all book overdrafts of Parent, Borrowers and their respective Subsidiaries in excess of their historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Cash Flow” means, as of the date any determination thereof is to be made, the result of (a) Adjusted EBITDA for the immediately preceding fiscal year (provided, that, for the period from the Closing Date through December 31, 2007, such amount shall be Adjusted EBITDA for such period), less (b) the sum of (i) total interest payments (to the extent paid in cash) on any Indebtedness of Borrowers permitted under the Agreement (to the extent that such payments are permitted to be made under the Agreement) during such period, (ii) principal payments (to the extent paid in cash) on any Indebtedness of Borrowers permitted under the Agreement (to the extent that such payments are permitted to be made under the Agreement) during such period (but, in the case of revolving loans, only to the extent that the Revolver Commitment with respect thereto is permanently reduced by the amount of such payments), (iii) all Capital Expenditures made in cash during such period (to the extent that such Capital Expenditures are permitted to be made under the Agreement), (iv) payments of Taxes made in cash during such period and (v) payments made in cash to fund Permitted Acquisitions or other acquisitions by any Borrower of all or substantially all of the assets or all of the Stock of any Person during such period (to the extent that such acquisitions are permitted to be made under the Agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Extraordinary Receipts” means any cash received by any Loan Party or any of its Subsidiaries not in the ordinary course of business, including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof) and (f) indemnity payments; provided, however, that Extraordinary Receipts shall not include any cash received by any Loan Party in respect of (i) to the extent set forth in Section 2.4(c)(iii)(C), the initial or any secondary public offering of Parent, (ii) the issuance of any Permitted Indebtedness, (iii) any Permitted Disposition or (iv) any Distribution permitted under Section 6.9.

“Fee Letter” means that certain third amended and restated fee letter dated as of even date herewith among Parent, Borrowers and Agent, in form and substance satisfactory to Agent.

“Foreign Subsidiary” means, individually and collectively, the German Subsidiary, the Hong Kong Subsidiary, the Japanese Subsidiary, the UK Subsidiary, or any other Subsidiary of the Parent that is not organized under the laws of the United States or any State thereof.

“Funding Date” means the date on which a Borrowing occurs.

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“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“German Security Documents” means the notarial share pledge agreement for all existing and future shares in Linotype in favor of the Administrative Agent and the Lenders, as pledgees.

“German Security Interest” has the meaning specified therefore in Section 15.1.

“German Subsidiary” means Linotype.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar governmental dispute-resolving panel or body.

“Guarantors” means Parent and each other Subsidiary of Parent that are not Borrowers that executes a Guaranty or a joinder to the Guaranty after the Closing Date in accordance with Section 5.16, and “Guarantor” means any one of them.

“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Parent, a Borrower or any of their respective Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s, a Borrower’s or any of their respective Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

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“Holdout Lender” has the meaning specified therefor in Section 14.2(a).

“Hong Kong Subsidiary” means China Type Design Limited, a limited liability company organized under the laws of Hong Kong.

“Increase Request” has the meaning specified therefore in Section 2.2(c).

“Indebtedness” means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and not outstanding for more than 90 days after the date created), (f) all net termination obligations, calculated on any date, on a basis satisfactory to Agent and in accordance with accepted practice as if the Hedging Agreement was terminated on such date, of a Person under Hedging Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (1) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Person” has the meaning specified therefor in Section 10.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Parent, Borrowers, each of their respective Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter, provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e)

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below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, (b) bona fide Accounts arising in the ordinary course of business and consistent with standard practice among companies in the same industry as such Person and (c) Investments arising out of negotiated terms with an Account Debtor in the ordinary course of business and consistent with standard practice among companies in the same industry as such Person), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time, and the regulations promulgated thereunder.

“Japanese Subsidiary” means Monotype Imaging KK.

“Lender” and “Lenders” have the respective meanings specified therefor in the preamble to the Agreement and such Lenders shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent, any Borrower or any of their respective Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent, any Borrower or any of their respective Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations

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to the extent of the fees and charges (and up to the amount of any limitation) contained in the Fee Letter and in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses (including travel, meals and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Fee Letter and in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent, any Borrower or any of their respective Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees but not including internal allocation of overhead) incurred in advising, structuring, drafting, reviewing, administering, syndicating (but not including fees paid to syndicate members), or amending the Loan Documents and rating the Term Loan, and (i) Agents and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent, any Borrower or any of their respective Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Leverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (a) the aggregate outstanding Indebtedness (excluding Subordinated Indebtedness) of Parent and its Subsidiaries as of the last day of the applicable period to (b) the sum of (i) TTM EBITDA plus (ii) early termination fees, in an aggregate amount not to exceed $3,750,000, in connection with the payoff of the D.B. Zwirn Credit Agreement plus (iii) fees and expenses paid in such period, in an aggregate amount not to exceed $250,000, in connection with the initial public offering of Parent.

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

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“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 2.75 percentage points.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, notice of Lien, levy or assessment, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Linotype” means Linotype GmbH, a limited liability company organized under the laws of Germany.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the German Security Documents, the Guaranty, the Intercompany Subordination Agreement, the Mortgages, the Patent Security Agreement, the Perfection Certificate, any Registered Note or Registered Notes executed by any Loan Party in connection with the Agreement and payable to a member of the Lender Group, the Security Agreement, the Source Code Escrow Agreement, the Trademark Security Agreement, and any other agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with the Agreement (including any agreements entered into pursuant to Section 5.16).

“Loan Parties” means, collectively, Borrowers and Guarantors, and “Loan Party” means any one of them.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent, Borrowers and their respective Subsidiaries, taken as a whole, (b) a material impairment of Parent’s, any Borrower’s or any of their respective Subsidiaries’ ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent, any Borrower or any of their respective Subsidiaries.

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“Material Contract” means, with respect to any Person, (a) each contract or agreement listed on Schedule M-1, (b) each contract or agreement entered into after the Closing Date to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any fiscal year of such Person (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and (c) any other contract or agreement, whether entered into as of the Closing Date or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Change.

“Material Foreign Subsidiary” means, as of any date of determination, any Foreign Subsidiary that (a) has generated revenues in excess of $4,000,000 during the immediately preceding 12 consecutive month period, or (b) has assets having an aggregate book value in excess of $4,000,000.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Revolver Amount” means $20,000,000.

“Monotype Imaging” has the meaning specified therefor in the preamble to the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent, any Borrower or any of their respective Subsidiaries in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate makes, is making, is obligated, or within the last six years has been obligated, to make contributions.

“Net Cash Proceeds” means (a) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) costs and expenses related thereto incurred by such Person or such Subsidiary in connection therewith (including, without limitation, legal, accounting and investment banking fees, and underwriting discounts and commissions), (ii) sales, transfer and other similar taxes paid or payable by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing

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arrangements), and (b) with respect to any Extraordinary Receipts received by any Person or any of its Subsidiaries, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable costs and expenses related to the collection thereof incurred by such Person or such Subsidiary, (ii) sales, transfer and other similar taxes paid or payable by such Person or such Subsidiary in connection therewith, and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in the case of each of clauses (a) and (b), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction.

“Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest, default interest (including any interest or default interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses and other amounts that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Optional Term Loan” shall mean any Loan made pursuant to an Optional Term Loan Commitment Increase.

“Optional Term Loan Commitment” means, with respect to each Lender with an Optional Term Loan Commitment, its Optional Term Loan Commitment, and with respect to all Lenders with an Optional Term Loan Commitment, their Optional Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Optional Term Loan Commitment Increase” has the meaning specified therefore in Section 2.2(c).

“Original Closing Date” means November 5, 2004.

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“Original Credit Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Lenders” has the meaning set forth in the recitals of this Agreement.

“Original Term Loan” has the meaning specified therefor in Section 2.2(a).

“Original Term Loan Amount” has the meaning specified therefore in Section 2.2(a).

“Originating Lender” has the meaning specified therefor in Section 13.1(e).

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e).

“Participant Register” has the meaning specified therefor in Section 13.1(i).

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or has within the last six years maintained or sponsored by Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate or to which Parent, any Borrower, any of their respective Subsidiaries, or any ERISA Affiliate has within the last six years made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.

“Perfection Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Borrowers’ and Guarantors’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Permitted Acquisition” means an acquisition by any Borrower of all or substantially all of the assets or all of the Stock of any Person which satisfies each of the following conditions:

(1) any Indebtedness or Liens assumed or issued in connection with such acquisition are otherwise permitted under Section 6.1 or 6.2, as the case may be;

(2) at the time of such acquisition, no Default and no Event of Default exists, or would exist upon the consummation thereof, both on an actual and a pro forma basis;

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(3) Parent or Administrative Borrower shall have provided Agent and the Lenders with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Parent and its Subsidiaries, on a consolidated basis (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period), to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed acquisition (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by Parent and Agent), Parent and its Subsidiaries, on a consolidated basis, would have been in compliance with all financial covenants set forth in Section 6.15 for the 12 months ending as of the fiscal quarter ended immediately prior to the proposed date of consummation of such proposed acquisition, together with copies of all such historical financial statements of the Person or Person whose assets are being acquired;

(4) such acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Stock or assets are proposed to be acquired;

(5) Parent and Administrative Borrower shall have updated the schedules hereto and to each of the other Loan Documents (to the extent permitted by the terms hereof and thereof), as applicable; provided, that in no event may any schedule be updated in a manner that would reflect or evidence a Default or Event of Default;

(6) Administrative Borrower shall have delivered (a) projections for the Person whose Stock or assets are proposed to be acquired and (b) updated pro forma Projections for Parent and its Subsidiaries (A) evidencing compliance on a pro forma basis (in the manner contemplated by clause (3) above) with Section 6.15 for the 12 months following the date of such acquisition (on a month-by-month basis) and (B) demonstrating on a pro forma basis (in the manner contemplated by clause (3) above) that Borrowers shall have an amount of (x) Excess Availability, plus (y) Qualified Cash that equals or exceeds $2,000,000 for the 12 months following the date of such acquisition (on a month-by-month basis), in each case in form and content reasonably acceptable to Agent;

(7) the acquisition shall be related to the businesses of Borrowers as currently conducted;

(8) there shall not be more than 3 such acquisitions during any fiscal year,

(9) there shall not be more than 6 such acquisitions during the term of this Agreement;

(10) with respect to any fiscal year, the purchase price of such acquisition, together with all other acquisitions that were Permitted Acquisitions and consummated in such fiscal year, shall not exceed an aggregate amount of $10,000,000 during such fiscal year; provided, that not more than $5,000,000, in the aggregate from and after the Closing Date through the Maturity Date, shall be an acquisition of Stock or assets of a Person not organized or located in the United States;

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(11) Borrowers shall have an amount of (x) Excess Availability, plus (y) Qualified Cash that equals or exceeds $2,000,000, both immediately prior to and immediately after giving effect to such acquisition;

(12) the Person so acquired shall have TTM EBITDA (including pro forma adjustments arising out of events which are directly attributable to the Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the staff of the SEC) of no less than $0.01 measured as of the date of such acquisition; and

(13) Agent shall be satisfied that all acts necessary to perfect the Agent’s Liens in the assets or Stock being purchased in connection with such acquisition have been taken.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (e) the sale without recourse and in the ordinary course of business of overdue Accounts in connection with the collection thereof in an aggregate amount not to exceed $1,000,000 in any fiscal year of Parent.

“Permitted Holder” means the Persons identified on Schedule P-1.

“Permitted Indebtedness” means Indebtedness permitted to be incurred or to exist under Section 6.1.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Hedge Agreements entered into as bona fide hedges against fluctuations in interest rates applicable to Indebtedness of Parent and Borrowers and not for speculative purposes, (e) Investments received in settlement of amounts due to any Borrower or any Subsidiary of any Borrower effected in the ordinary course of business or owing to any Borrower or any Subsidiary of any Borrower as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or any Subsidiary of a Borrower or collection of overdue Accounts, (f) Investments by the Loan Parties in (i) other Loan Parties and (ii) the Foreign Subsidiaries in an aggregate amount during any fiscal quarter period not in excess of $400,000; provided, that (i) no Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to any such Investment, and (ii) the sum of Excess Availability plus Qualified Cash equals or exceeds $2,000,000, both before and immediately after giving effect to any such Investment, and (g) Permitted Acquisitions to the extent, but only to the extent, that the cash portion of such acquisitions is funded solely with an equity issuance by Parent.

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“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default and for which the underlying taxes, assessments or other governmental charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7, (d) Liens set forth on Schedule P-2 (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (A) are for sums not yet delinquent, or (B) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens, (l) setoff rights or banker’s liens for account charges and fees against funds on deposit in Cash Management Banks to the extent permitted by the Cash Management Agreements, and (m) non-exclusive licenses or sublicenses granted to other Persons for fair market value consideration in the ordinary course of business and not materially interfering with the conduct of the business of Parent, any Borrower or any of their respective Subsidiaries.

“Permitted Protest” means the right of Parent, any Borrower or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or unless prior written notice of the intent to protest is delivered to Agent, taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s, any Borrower’s or any of their respective Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent, any Borrower or any of their respective Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

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“PIK Interest” means, with respect to any Indebtedness, the amount of all interest accrued thereon that has been paid-in-kind by being added to the balance thereof.

“Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA). other than a Multiemployer Plan which is or was within the last six years maintained or sponsored by Parent, any Borrower or any of their respective Subsidiaries or to which Parent, any Borrower or any of their respective Subsidiaries has within the last six years made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

“Projections” means Parent’s and Borrowers’ forecasted (a) balance sheets, (b). profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the outstanding principal amount of the Term Loan.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

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“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent, Borrowers and their respective Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Accounts or Securities Accounts are the subject of Control Agreements and are maintained by branch offices of banks or securities intermediaries located within the United States.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliate or to which Parent, any Borrower, any of their respective Subsidiaries or any ERISA Affiliate has within the last six years made or was obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agencies” has the meaning specified therefor in Section 2.17.

“Real Property” means any fee estates or interests in real property now owned or hereafter acquired by Parent, any Borrower or any of their respective Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent, any Borrower or any of their respective Subsidiaries.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified therefor in Section 13.1(h).

“Registered Loan” means any loan recorded on the Register pursuant to Section 13.1(h).

“Registered Note” has the meaning specified therefor in Section 2.16.

“Related Fund” has the meaning set forth in the definition of Eligible Transferee.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required to comply with Environmental Laws.

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“Replacement Lender” has the meaning specified therefor in Section 14.2(a).

“Report” has the meaning specified therefor in Section 15.17.

“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $10,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) equal or exceed 50.1%, provided, that at least two Lenders shall constitute “Required Lenders” at any time.

“Required Library” has the meaning specified therefor in the Security Agreement.

“Required Revolver Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (a) of the definition of Pro Rata Shares) equal or exceed 50.1%, provided, that at least two Lenders shall constitute “Required Revolver Lenders” at any time.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” has the meaning specified therefor in Section 2.17.

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“Securitization Liabilities” has the meaning specified therefor in Section 2.17.

“Securitization Parties” has the meaning specified therefor in Section 2.17.

“Security Agreement” means a security agreement, in form and substance satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“Solvent” means, with respect to any Person on a particular date, that, such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Source Code Escrow Agreement” means that certain Source Code Escrow Agreement, dated as of March 8, 2005, among Agent, Imaging Holdings (f/k/a Monotype Imaging Holdings Corp.), certain other parties thereto and Iron Mountain Intellectual Property Management, Inc.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of November 5, 2004, among Imaging Acquisition Corporation, a Delaware corporation, Monotype (n/k/a Monotype Imaging Inc.) and Agfa Corporation, a Delaware corporation.

“Subordinated Indebtedness” means any Indebtedness of Parent, any Borrower or any of their respective Subsidiaries the terms of which are satisfactory to Agent and which has been expressly subordinated in right of payment to all Indebtedness of Parent, any Borrower or any such Subsidiary under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent, or (b) otherwise on terms and conditions (including subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

“Swing Loan” has the meaning specified therefor in Section 2.3(b).

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“Taxes” has the meaning specified therefor in Section 15.11.

“Term Loan” has the meaning specified therefor in Section 2.2(c).

“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1; or, in the case of any Optional Term Loan Commitment Increase, increased pursuant to Section 2.2(c).

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 or, in the case of any Optional Term Loan Commitment Increase, increased pursuant to Section 2.2(c).

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“TTM EBITDA” means, as of any date of determination, Adjusted EBITDA, as calculated on the last day of the most recently completed calendar month (which may be such date of determination) on a trailing twelve (12) month basis.

“Typeface” has the meaning specified therefor in the preamble of the Agreement.

“UK Subsidiary” means Monotype Imaging Limited, a company organized under the laws of the United Kingdom.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 16.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.

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